EXHIBIT (N)(I)

                                 WT MUTUAL FUND
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
                             (WILMINGTON PORTFOLIOS)

I.       INTRODUCTION

This Multiple Class Plan (this "Plan") has been adopted by a majority of the Board of Trustees of WT Mutual Fund (the "Fund"), including a majority of the Trustees who are not interested persons of the Fund (the "non-interested Trustees"), pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), with respect to each series of the Fund listed on Schedule A attached hereto (each a "Wilmington Portfolio" and together the "Wilmington Portfolios").

This Plan designates two classes of shares of each Wilmington Portfolio and, in accordance with Rule 18f-3 under the Act, sets forth the differences between the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Fund's Board of Trustees, including a majority of the non-interested Trustees, has determined that this Plan, including the allocation of expenses, is in the best interests of the Fund as a whole, each Wilmington Portfolio and each class of shares offered by a Wilmington Portfolio.

II.      ELEMENTS OF THE PLAN

CLASS DESIGNATION: Each Wilmington Portfolio's shares shall be divided into Institutional Class shares and Investor Class shares. The shares of each Wilmington Portfolio outstanding as of ___________, 1999, are hereby designated Institutional Class shares.

DIFFERENCES IN AVAILABILITY: Investor Class shares shall be available to all investors and will be sold by Provident Distributors, Inc. (the "Distributor") and by banks, securities brokers or dealers and other financial institutions that have entered into a selling agreement with the Distributor. Institutional Class shares will be available only to existing Institutional Class shareholders and to certain other eligible investors as disclosed in the Wilmington Portfolios' prospectuses.

DIFFERENCES IN DISTRIBUTION ARRANGEMENTS: Investor Class shares shall be subject to a distribution plan adopted pursuant to Rule 12b-1 under the Act. The distribution plan for Investor Class shares allows each Wilmington Portfolio to spend annually up to 0.25% of its average daily net assets attributable to its
Investor  Class  shares  (up to 0.20%  for The  Wilmington  Prime  Money  Market
Portfolio, The Wilmington U.S. Government Portfolio, and The Wilmington Tax-Exempt [Money Market] Portfolio) to pay the Distributor for distribution activities and expenses primarily intended to result in the sale of Investor Class shares.

Institutional Class shares shall not be subject to a distribution plan under Rule 12b-1 under the Act.

DIFFERENCES IN SHAREHOLDER SERVICES: Other than any shareholder services that may be provided under the distribution plan for the Investor Class shares of each Wilmington Portfolio, the services offered to shareholders of the Institutional Class and the Investor Class shall be the same.

EXPENSE ALLOCATION. All expenses of each Wilmington Portfolio shall be allocated between its Institutional Class shares and its Investor Class shares in

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accordance  with Rule 18f-3  under the Act,  except  that the fees and  expenses incurred by a Wilmington Portfolio under the distribution plan for its Investor Class shares shall be allocated to the Investor Class shares and the following types of expenses specific to each class shall be allocated to such class:

         o    transfer agency and other recordkeeping costs;

         o Securities and Exchange Commission and blue sky registration or qualification fees;

         o printing and postage expenses related to printing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class;

         o audit or accounting fees or expenses relating solely to such class;

         o the expenses of administrative personnel and services as required to support the shareholders of such class;

         o    litigation or other legal expenses relating solely to such class;

         o Trustees' fees and expenses incurred as a result of issues relating solely to such class; and o other expenses subsequently identified and determined to be properly allocated to such class.

CONVERSION FEATURES. Neither Institutional Class shares nor Investor Class shares shall automatically convert to shares of the other class.

EXCHANGE PRIVILEGES. Institutional Class shares of each Wilmington Portfolio shall be exchangeable only for Institutional Class shares of each other Wilmington Portfolio [and The Wilmington Premier Money Market Portfolio of the Fund] . Investor Class shares of each Wilmington Portfolio shall be exchangeable only for Investor Class shares of each other Wilmington Portfolio. Each exchange shall be made based upon the relative net asset values of the classes as set forth in the prospectuses of the Wilmington Portfolios.

VOTING AND OTHER RIGHTS. The Institutional Class shares and the Investor Class shares shall each have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) in all other respects, the same rights and obligation as the other class.

Dated:  ______________________, 1999


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                                   SCHEDULE A

                    The Wilmington Large Cap Value Portfolio
                    The Wilmington Large Cap Growth Portfolio
                     The Wilmington Large Cap Core Portfolio
                     The Wilmington Small Cap Core Portfolio
                    The Wilmington Small Cap Value Portfolio
                     The Wilmington Mid Cap Value Portfolio
                   The Wilmington Prime Money Market Portfolio
                The Wilmington Government Money Market Portfolio
                       The Wilmington Tax-Exempt Portfolio
                The Wilmington Short/Intermediate Bond Portfolio
                   The Wilmington Intermediate Bond Portfolio
                     The Wilmington Municipal Bond Portfolio
              The Wilmington International Multi-Manager Portfolio